                                                               File No. 333-5848
                                                                        811-1978

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                                    FORM N-4


        REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933           /X/
                Pre-Effective Amendment No. 2                             /X/
                Post-Effective Amendment No.                              / /

        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940   /X/
                Amendment No.

                          ----------------------------


                              (Exact Name of Registrant)
                        OHIO NATIONAL VARIABLE ACCOUNT A

                               (Name of Depositor)
                    THE OHIO NATIONAL LIFE INSURANCE COMPANY
                 (Address of Depositor's Principal Executive Offices)
                                 One Financial Way
                                Cincinnati, Ohio 45242
                          (Depositor's Telephone Number)
                                   (513)794-6316
                          ----------------------------

                     (Name and Address of Agent for Service)
                 Ronald L. Benedict, Second Vice President and Counsel
                     The Ohio National Life Insurance Company
                                  P.O. Box 237
                              Cincinnati, Ohio 46201

                                   Notice to:
                            W. Randolph Thompson, Esq.
                                   Of Counsel
                              Jones & Blouch L.L.P.
                                 Suits 405 West
                        1025 Thomas Jefferson Street, N.W.
                             Washington,  D.C. 20007
                          ----------------------------

        Approximate Date of Proposed Public Offering: As soon after the effective date of this amendment as is practicable.

        Registrant is registering an indefinite amount of securities under the Securities Act of 1933 pursuant to Rule 24f-2. Registrant has previously made its election under Rule 24f-2. No fee is due for this registration of additional securities.

        It is proposed that this filing will become effective (check appropriate space):

              ___     immediately upon filing pursuant to paragraph (b)
              ___     on (date) pursuant, to paragraph (b)
              ___     60 days after filing pursuant to paragraph (a)(i)
              ___     on (date) pursuant to paragraph (a)(i)
              ___     75 days after filing pursuant to paragraph (a)(ii)
              ___     on (date) pursuant to paragraph (a)(ii) of Rule 485.
        If appropriate, check the following box:
              ___     this post-effective amendment designates a new effective
                      date for a previously filed post-effective amendment.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine,


The Registrant hereby incorporates herein by reference all of Pre-effective Amendment no. 1 of this Registration Statement (File no. 333-5848) other than paragraph (d) of the response to Item no. 32. This Pre-effective Amendment no. 2 is filed solely to revise the language of paragraph (d) of the response to Item no. 32 to read as follows:

    (d) Pursuant to Section 26(e)(2)(A) of the Investment Company Act of 1940, as amended, The Ohio National Life Insurance Company represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses to be incurred and the risks assumed by The Ohio National Life Insurance Company.

                                   SIGNATURES




As required by the Securities Act Of 1933 and the Investment Company Act of 1940, the registrant, Ohio National Variable Account A has caused this pre-effective amendment to the registration statement to be signed on its behalf in the City of Cincinnati and the State of Ohio on this 20th day of December, 1996.


                                 OHIO NATIONAL VARIABLE ACCOUNT A
                                    (Registrant)

                                 By THE OHIO NATIONAL LIFE INSURANCE COMPANY
                                                (Depositor)

                                 BY /s/ Donald J. Zimmerman
                                    -------------------------------------------
                                    Donald J. Zimmerman, Senior Vice President,
                                            Insurance Operations
Attest

/s/ Ronald L. Benedict
-------------------------
Ronald L. Benedict
Second Vice President and Counsel
and Assistant Secretary

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the depositor, The Ohio National Life Insurance Company, has caused this pre-effective amendment to the registration statement to be signed on its behalf in the City of Cincinnati and the State of Ohio on the 20th day of December, 1996.


                                 THE OHIO NATIONAL LIFE INSURANCE COMPANY
                                                (Depositor)

                                 BY /s/ Donald J. Zimmerman
                                    -------------------------------------------
                                    Donald J. Zimmerman, Senior Vice President,
                                            Insurance Operations
Attest

/s/ Ronald L. Benedict
-------------------------
Ronald L. Benedict
Second Vice President and Counsel
and Assistant Secretary

As required by the Securities Act of 1933, this pre-effective amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                             Title                              Date
---------                             -----                              ----


s/David B. O'Maley                    Chairman, President,               December 20, 1996
-------------------------             Chief Executive Officer
David B. O'Maley                      and Director



*s/Dale P. Brown                      Director                           December 20, 1996
-------------------------
Dale P. Brown


*s/Jack E. Brown                      Director                           December 20, 1996
-------------------------
Jack E. Brown


*s/William R. Burleigh                Director                           December 20, 1996
-------------------------
William R. Burleigh


*s/Victoria B. Buyniski               Director                           December 20, 1996
-------------------------
Victoria B. Buyniski


*s/Raymond R. Clark                   Director                           December 20, 1996
-------------------------
Raymond R. Clark


*s/Alvin H. Crawford                  Director                           December 20, 1996
-------------------------
Alvin H. Crawford

*s/Bannus B. Hudson                   Director                           December 20, 1996
-------------------------
Bannus B. Hudson


*s/Daniel W. LeBlond                  Director                           December 20, 1996
-------------------------
Daniel W. LeBlond

*s/Charles S. Mecham, Jr.               Director                         December 20, 1996
-------------------------
Charles S. Mecham, Jr.


*s/James W. Nethercott                Director                           December 20, 1996
-------------------------
  James W. Nethercott

*s/Oliver W. Waddell                   Director                          December 20, 1996
-----------------------
Oliver W. Waddell


*s/Bradley L. Warnemunde               Chairman Emeritus and              December 20, 1996
------------------------               Director
Bradley L. Warnemunde


*s/Donald J. Zimmerman                 Senior Vice President,             December 20, 1996
------------------------               Insurance Operations &
Donald J. Zimmerman                   Secretary and Director


*By s/Donald J. Zimmerman
---------------------------
Donald J. Zimmerman, Attorney in Fact pursuant to Powers of Attorney, copies of which have previously been filed as exhibits to the Registrant's registration statement.